Exhibit 99.1

FOR IMMEDIATE RELEASE
May 2, 2017
SM ENERGY REPORTS FIRST QUARTER OF 2017 RESULTS
HIGHER PRODUCTION, LOWER CAPITAL VERSUS PLAN
PRODUCTION GUIDANCE RAISED

•	Production of 12.1 MMBoe, well ahead of guidance

◦	55% sequential growth in Midland Basin

◦	Full year production guidance increased by 1.5 MMBoe to 41.5-44.5 MMBoe

•	Costs incurred $282 MM (includes acquisitions); total capital spend $193 MM, 4% less than projected (see GAAP reconciliation below)

◦	Full year total capital spend (excluding acquisitions) guidance of $875 MM unchanged

•	Balance sheet strengthened further with closing of non-op Eagle Ford divestiture

◦	Net debt reduced by 22%

•	EPS of $0.67; Adjusted EPS (loss) ($0.18), ahead of expectations (see GAAP reconciliation below)

Denver, Colorado May 2, 2017 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) announced today financial results and operations highlights from the first quarter of 2017. In conjunction with this release, the Company posts an investor presentation to its website at sm-energy.com with additional first quarter results and operational detail. This presentation will be referenced during the earnings webcast and conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on May 3, 2017. Further information on the earnings webcast and conference call can be found below.
MANAGEMENT COMMENTARY
President and Chief Executive Officer Jay Ottoson comments: “We have laid out a solid three year plan that we expect to create substantial value for our shareholders, and the first quarter results demonstrate our commitment and ability to execute on this plan. We have met or exceeded expectations across the board to-date in 2017 and are confident in our ability to meet or exceed plan expectations going forward. On the operations front, new Midland Basin wells continue to outperform, with all SM-completed RockStar wells to date exceeding acquisition performance metrics, and we are only months into our expanded Midland Basin program. In addition, our financial strategy is right on track with the closing of the sale of our third party-operated Eagle Ford assets, which provided the Company with $1.6 billion of liquidity at quarter-end.”

FIRST QUARTER 2017 RESULTS
PRODUCTION - SEQUENTIAL COMPARISON:

TOTAL COMPANY PRODUCTION - MMBoe
	First Quarter 2017	Fourth Quarter 2016
Oil (MMBbls)	3.5	4.0
Natural gas (Bcf)	33.9	35.2
NGLs (MMBbls)	2.9	3.5
Total MMBoe	12.1	13.4

•	Production includes production from assets sold (through the closing date) or pending sale

REGIONAL PRODUCTION - MMBoe
	First Quarter 2017	Fourth Quarter 2016
Eagle Ford (operated)	7.3	7.6
Permian Basin	2.1	1.4
Rocky Mountain (PRB)	0.3	0.2
Production - Retained Assets	9.7	9.2
Assets sold and for sale	2.4	4.2
Total MMBoe	12.1	13.4

•	Eagle Ford (operated) includes nominal other production from the region

First quarter production of 12.1 MMBoe significantly exceeded guidance of 11.0-11.4 MMBoe, due to higher than expected initial rates from new operated Eagle Ford wells, early completion timing and continued outperformance from wells in the Midland Basin. Midland Basin production increased 55% sequentially and production from retained assets increased 5% sequentially. As a result of first quarter production outperformance, the Company is raising full year production guidance by 1.5 MMBoe.
Total Company production of 12.1 MMBoe was down 10% compared with both the fourth quarter of 2016 and the first quarter of 2016, affected by producing asset sales completed in December 2016 and early March 2017.
REALIZED PRICES - 1Q17 PRE/POST-HEDGE:

REALIZED PRICES
	Pre-Hedge	Post-Hedge
Oil (per Bbl)	$ 47.55	$44.97
Natural gas (per Mcf)	2.98	3.50
NGLs (per Bbl)	22.06	19.18
Average per Boe	$ 27.55	$ 27.55

The average realized price per Boe before the effects of commodity hedges was $27.55, the highest average realized in nine quarters due to higher benchmark prices for oil and NGLs, as well as an increasing percentage of higher value oil produced in the Midland Basin where differentials averaged less than $2 per Bbl.
Cash production costs totaled $11.42 per Boe, compared with $11.34 per Boe in the fourth quarter of 2016 and up $0.64, or 6%, from $10.78 per Boe in the first quarter of 2016, due primarily to higher taxes associated with higher commodity prices. Production costs per unit are expected to decline in the second half of 2017, due to both the completion of asset divestitures that consist of higher cost assets and also the benefits of increased scale in the Midland Basin program.

Net income for the first quarter was $74.4 million, or $0.67 per diluted common share, compared with a net loss of $347.2 million, or ($5.10) per diluted common share, in the first quarter of 2016. Net income in the first quarter of 2017 reflects a near four-fold increase in the Company’s pre-hedge cash operating margin from the prior year period, which increased from $40.1 million to $169.9 million. The 2017 period also includes a significant reduction in DD&A expense per Boe from $15.96 to $11.39 and a non-cash derivative gain of $114.8 million. Net cash provided by operating activities was $135.0 million.
As discussed below, adjusted EBITDAX, adjusted net income (loss) and adjusted net income (loss) per diluted common share are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
Adjusted EBITDAX for the first quarter was $172.2 million, compared with $182.3 million in the prior year period. While the pre-hedge operating margin was significantly higher in the first quarter of 2017, the prior year period benefited from a $147 million derivative settlement gain.
Adjusted net loss for the first quarter was $19.6 million, or $0.18 per diluted common share, compared with an adjusted net loss of $56.6 million, or $0.83 per diluted common share, in the first quarter of 2016. The calculation of adjusted net loss excludes non-recurring items and items difficult to estimate in order to present results that can be more consistently compared with prior periods and peer results.
FINANCIAL POSITION AND LIQUIDITY
At March 31, 2017, the outstanding principal balance on the Company’s long-term debt included $2.8 billion in senior notes plus $172.5 million in senior convertible notes, with zero drawn on the Company’s senior secured credit facility. At quarter-end, the Company had a cash balance of $659.1 million, providing for net debt of $2.3 billion. During the quarter, as part of the regularly scheduled redetermination process, the lenders on the Company’s credit facility set the borrowing base and aggregate commitments at $925 million. In addition, the lenders agreed to certain modifications to the credit agreement, including permission to hedge up to 85% of projected production volumes for 36 months.
CAPITAL ACTIVITY AND OPERATIONS
Costs incurred for the first quarter of 2017 were $281.5 million, which included $85.8 million (of which $24.5 million was non-cash) of proved and unproved property acquisitions. First quarter total capital spend (see below for GAAP reconciliation) was $192.9 million. During the quarter, the Company drilled or participated in 26 net wells and completed 33 net wells. The Company completed a number of wells ahead of schedule at quarter-end.
Please refer to the Total Capital Spend Reconciliation at the end of this release for a reconciliation to Costs Incurred in oil and gas activities (GAAP).
The Company is conducting a sales process for its Divide County, North Dakota assets. The Company has extended the bid date and data room access due to new entrants to the process but continues to assume a mid-year close date for planning purposes.
PERMIAN BASIN
In the first quarter of 2017, production from the Company’s Midland Basin assets was 2.1 MMBoe and was 77% oil. Production was up 55% sequentially as the Company’s capital program is concentrated in the region. The Company is currently running six horizontal rigs in the basin, with two in the Sweetie Peck area and four in the RockStar area, and one vertical rig dedicated to data acquisition, as well as running three completion crews. The first quarter production margin for this area was $33.05 per Boe.
The Company is focused on optimizing drilling and completion operations across the basin in order to identify the appropriate number of wells per section and optimize production performance in preparation for increased development activity in 2018. The Company is actively testing different pay intervals, well spacing per interval, fracture stimulation stage spacing, perforation cluster configurations, fluid volumes and sand volumes. In addition, the Company seeks to drill 10,000 foot laterals to maximize net asset value per well and is actively trading and acquiring bolt-on land positions to enable longer laterals.
The Company currently has approximately 88,000 net acres in the Midland Basin, which includes approximately 1,300 additional net acres acquired year-to-date through acreage trades and other transactions.
EAGLE FORD
In the first quarter of 2017, production from the Company’s operated Eagle Ford assets was 7.3 MMBoe and included 61% natural gas, 33% NGLs, and 6% oil. Production was down slightly from the fourth quarter of 2016 as the Company re-initiated drilling activity in the quarter. The Company is currently running one horizontal rig in the Eagle Ford and has a dedicated completion crew reducing its inventory of drilled but uncompleted wells.
First quarter activity in the Eagle Ford is highlighted by a six-well pad in the Company’s northern acreage area brought on-line in the quarter with drilling and completion costs 8% under budget. The pad included completions in the Upper Eagle Ford and Lower Eagle Ford in a stacked configuration at 625 foot spacing, implementing co-development in the area.
The Company has approximately 166,760 net acres in its operated Eagle Ford program.
GUIDANCE
Full year 2017 guidance is revised as follows:

•	Total capital spend (before acquisitions) ($MM) $875 (unchanged)

•	Total production (MMBoe) 41.5-44.5
◦Increased 1.5 MMBoe
◦Oil 29% of commodity mix
◦Full year production assumes sale of Divide County assets mid-year

•	LOE including ad valorem ($/Boe) ~$4.00 (unchanged)
◦Expected to exceed the average 1H17, be below average 2H17

•	Transportation ($/Boe) $5.50-5.75 (unchanged)

•	Production taxes ($/Boe) ~$1.25/4.0-4.5% (unchanged)

•	G&A ($MM) $120-130 (unchanged)
◦Includes approximately $21-23 MM non-cash,
stock-based compensation expense

•	Capitalized overhead/Exploration before dry hole expenses ($MM) $65-70 (unchanged)
◦This amount is a component of capital guidance

•	DD&A ($/Boe) $13.00-15.00 (unchanged)
Second quarter of 2017 production is expected to range between 10.3 and 10.7 MMBoe (or 113-118, MBoe/d), which will vary depending upon the ultimate timing of capital activity.
Total capital spend (before acquisitions) is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable.

COMMODITY DERIVATIVES
As of April 26, 2017.
For the last nine months of 2017, the Company has commodity derivatives in place for approximately 70% of expected oil production, 85% of expected natural gas production and 80% of expected NGL production.

	OIL SWAPS	OIL COLLARS	NATURAL GAS SWAPS	NGL SWAPS
	Volume/Average Price	Volume/Avg. Ceiling - Floor	Volume /Average Price	Volume/Average Price
Period	(MBbls/$Bbl)	(MBbls/$Bbl)	(BBtu/$MMBtu)	(MBbls/$Bbl)
2Q17	1,444/$46.44	636/$54.10 - $45.00	26,205/$3.98	2,114/$21.40

3Q17	1,340/$46.66	583/$54.05 - $45.00	23,657/$4.01	2,019/$20.89

4Q17	1,254/$46.35	1,086/$56.05 - $47.51	22,001/$3.98	1,996/$20.18

1Q18	0	1,026/$58.46 - $50.00	19,628/$3.25	1,828/$21.45

2Q18	0	1,004/$58.37 - $50.00	13,052/$2.85	1,438/$16.26

3Q18	0	1,393/$57.93 - $50.00	14,241/$2.87	1,414/$16.53

4Q18	0	1,607/$57.75 - $50.00	15,487/$2.90	1,416/$16.72
Notes: The volumes above represent fixed swap and collar contracts the Company has in place through 4Q18. Volumes for 2Q17 include all commodity contracts for settlement any time during the second quarter of 2017; prices are weighted averages; natural gas contracts reflect regional contract positions and are no longer adjusted to a NYMEX equivalent; NGL prices are at Mt. Belvieu and reflect specific NGL components, 2017 and 2018 quarters include ethane, propane, butanes and gasoline. In addition to the volumes above, the Company has oil basis swaps in place through 4Q18. See 1Q17 Earnings Presentation for contract details on the oil basis swaps.

UPCOMING EVENTS
EARNINGS WEBCAST AND CALL
As previously announced, SM Energy will host a webcast and conference call to discuss first quarter 2017 results at 8:00 a.m. Mountain Time/10:00 a.m. Eastern Time tomorrow, May 3, 2017. Please join us via webcast at www.SM-Energy.com or by telephone 877-870-4263 (toll free) or 412-317-0790 (international), and indicate SM Energy earnings call. The webcast and call will also be available for replay. The dial-in replay number is 877-344-7529 (toll free) or 412-317-0088 (international) with passcode 10104227 and is available through May 10, 2017.
A presentation will be posted to the Company’s website to accompany this call at www.SM-Energy.com
UPCOMING CONFERENCE PARTICIPATION

•	June 6, 2017 - RBC Global Energy & Power Conference. Executive Vice President and Chief Financial Officer Wade Pursell will participate in investor meetings at this event.

•	June 7, 2017 - BAML 2017 Energy Credit Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 8:50 a.m. Eastern Time. This event will be webcast.

An investor presentation for these events will be posted to the Company’s website on June 5, 2017 at www.SM-Energy.com.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, guidance estimates for the second quarter and full year 2017. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2016 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.SM-Energy.com.

SM ENERGY CONTACTS
INVESTORS: Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2017

	For the Three Months Ended March 31,
Production Data	2017	2016	Percent Change
Average realized sales price, before the effects of derivative settlements:
Oil (per Bbl)	$47.55	$25.67	85%
Gas (per Mcf)	2.98	1.87	59%
NGLs (per Bbl)	22.06	11.76	88%
Equivalent (per BOE)	$27.55	$15.78	75%
Average realized sales price, including the effects of derivative settlements:
Oil (per Bbl)	$44.97	$49.94	(10)%
Gas (per Mcf)	3.50	3.02	16%
NGLs (per Bbl)	19.18	13.54	42%
Equivalent (per BOE)	$27.55	$26.74	3%
Production:
Oil (MMBbl)	3.5	4.1	(14)%
Gas (Bcf)	33.9	35.7	(5)%
NGLs (MMBbl)	2.9	3.3	(13)%
MMBOE (6:1)	12.1	13.4	(10)%
Average daily production:
Oil (MBbl/d)	39.2	45.3	(13)%
Gas (MMcf/d)	376.6	392.2	(4)%
NGLs (MBbl/d)	32.5	36.8	(12)%
MBOE/d (6:1)	134.4	147.5	(9)%
Per BOE data:
Realized price, before the effects of derivative settlements	$27.55	$15.78	75%
Lease operating expense	3.82	3.79	1%
Transportation costs	5.88	6.06	(3)%
Production taxes	1.17	0.66	77%
Ad valorem tax expense	0.55	0.27	104%
General and administrative (excluding stock-compensation)	2.08	2.01	3%
Net, before the effects of derivative settlements	$14.05	$2.99	370%
Derivative settlement gain	—	10.96	(100)%
Margin, including the effects of derivative settlements	$14.05	$13.95	1%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$11.39	$15.96	(29)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	March 31,	December 31,
ASSETS	2017	2016
Current assets:
Cash and cash equivalents	$659,147	$9,372
Accounts receivable	108,368	151,950
Derivative asset	73,978	54,521
Prepaid expenses and other	8,053	8,799
Total current assets	849,546	224,642

Property and equipment (successful efforts method):
Total property and equipment, net	5,450,120	6,081,354

Noncurrent assets:
Derivative asset	84,195	67,575
Other noncurrent assets	15,847	19,940
Total other noncurrent assets	100,042	87,515
Total Assets	$6,399,708	$6,393,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$299,676	$299,708
Derivative liability	53,809	115,464
Total current liabilities	353,485	415,172

Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net of unamortized deferred financing costs	2,765,714	2,766,719
Senior Convertible Notes, net of unamortized discount and deferred financing costs	132,889	130,856
Asset retirement obligation	83,160	96,134
Asset retirement obligation associated with oil and gas properties held for sale	16,056	26,241
Deferred income taxes	304,331	315,672
Derivative liability	81,306	98,340
Other noncurrent liabilities	47,252	47,244
Total noncurrent liabilities	3,430,708	3,481,206

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 111,258,225 and 111,257,500 shares, respectively	1,113	1,113
Additional paid-in capital	1,723,010	1,716,556
Retained earnings	906,515	794,020
Accumulated other comprehensive loss	(15,123)	(14,556)
Total stockholders’ equity	2,615,515	2,497,133
Total Liabilities and Stockholders’ Equity	$6,399,708	$6,393,511

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2017	2016
Operating revenues and other income:
Oil, gas, and NGL production revenue	$333,198	$211,823
Net gain (loss) on divestiture activity	37,463	(69,021)
Other operating revenues	2,077	274
Total operating revenues and other income	372,738	143,076

Operating expenses:
Oil, gas, and NGL production expense	138,046	144,543
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	137,812	214,207
Exploration(1)	11,978	15,273
Impairment of proved properties	—	269,785
Abandonment and impairment of unproved properties	—	2,311
General and administrative (including stock-based compensation)(1)	29,224	32,238
Net derivative gain(2)	(114,774)	(14,228)
Other operating expenses	4,859	5,672
Total operating expenses	207,145	669,801

Income (loss) from operations	165,593	(526,725)

Non-operating income (expense):
Interest expense	(46,953)	(31,088)
Gain (loss) on extinguishment of debt	(35)	15,722
Other, net	335	6

Income (loss) before income taxes	118,940	(542,085)
Income tax (expense) benefit	(44,506)	194,875

Net income (loss)	$74,434	$(347,210)

Basic weighted-average common shares outstanding	111,258	68,077
Diluted weighted-average common shares outstanding	111,329	68,077
Basic net income (loss) per common share	$0.67	$(5.10)
Diluted net income (loss) per common share	$0.67	$(5.10)

(1) Non-cash stock-based compensation component included in:
Exploration expense	$1,408	$1,662
G&A expense	$4,047	$5,206

(2) The net derivative gain line item consists of the following:
Settlement gain	$(7)	$(147,028)
(Gain) loss on fair value changes	$(114,767)	$132,800
Total net derivative gain:	$(114,774)	$(14,228)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017

Condensed Consolidated Statement of Stockholders' Equity
(in thousands, except share amounts)
			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2016	111,257,500	$1,113	$1,716,556	$794,020	$(14,556)	$2,497,133
Net income	—	—	—	74,434	—	74,434
Other comprehensive loss	—	—	—	—	(567)	(567)
Dividends declared, $ 0.05 per share	—	—	—	(5,563)	—	(5,563)
Issuance of common stock upon vesting of restricted stock units, net of shares used for tax withholdings	725	—	(11)	—	—	(11)
Stock-based compensation expense	—	—	5,455	—	—	5,455
Cumulative effect of accounting change	—	—	1,108	43,624	—	44,732
Other	—	—	(98)	—	—	(98)
Balances, March 31, 2017	111,258,225	$1,113	$1,723,010	$906,515	$(15,123)	$2,615,515

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,

	2017	2016
Cash flows from operating activities:
Net income (loss)	$74,434	$(347,210)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net (gain) loss on divestiture activity	(37,463)	69,021
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	137,812	214,207
Impairment of proved properties	—	269,785
Abandonment and impairment of unproved properties	—	2,311
Stock-based compensation expense	5,455	6,868
Net derivative gain	(114,774)	(14,228)
Derivative settlement gain	7	147,028
Amortization of discount and deferred financing costs	4,946	(920)
Non-cash (gain) loss on extinguishment of debt, net	22	(15,722)
Deferred income taxes	33,225	(195,039)
Plugging and abandonment	(1,191)	(604)
Other, net	4,567	(1,151)
Changes in current assets and liabilities:
Accounts receivable	30,407	26,922
Prepaid expenses and other	178	4,984
Accounts payable and accrued expenses	(5,497)	(52,294)
Accrued derivative settlements	2,838	4,318
Net cash provided by operating activities	134,966	118,276

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	744,333	1,206
Capital expenditures	(154,401)	(176,370)
Acquisition of proved and unproved oil and gas properties	(75,105)	(15,044)
Other, net	2,486	885
Net cash provided by (used in) investing activities	517,313	(189,323)

Cash flows from financing activities:
Proceeds from credit facility	397,500	317,000
Repayment of credit facility	(397,500)	(226,000)
Cash paid to repurchase Senior Notes	(2,344)	(19,917)
Other, net	(160)	(3)
Net cash provided by (used in) financing activities	(2,504)	71,080

Net change in cash and cash equivalents	649,775	33
Cash and cash equivalents at beginning of period	9,372	18
Cash and cash equivalents at end of period	$659,147	$51

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017
Adjusted EBITDAX(1)
(in thousands)

Reconciliation of net income (loss) (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)	For the Three Months Ended March 31,
	2017	2016
Net income (loss) (GAAP)	$74,434	$(347,210)
Interest expense	46,953	31,088
Other non-operating income, net	(335)	(6)
Income tax expense (benefit)	44,506	(194,875)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	137,812	214,207
Exploration(2)	10,570	13,611
Impairment of proved properties	—	269,785
Abandonment and impairment of unproved properties	—	2,311
Stock-based compensation expense	5,455	6,868
Net derivative gain	(114,774)	(14,228)
Derivative settlement gain	7	147,028
Net (gain) loss on divestiture activity	(37,463)	69,021
(Gain) loss on extinguishment of debt	35	(15,722)
Other	4,986	432
Adjusted EBITDAX (Non-GAAP)	$172,186	$182,310
Interest expense	(46,953)	(31,088)
Other non-operating income, net	335	6
Income tax (expense) benefit	(44,506)	194,875
Exploration(2)	(10,570)	(13,611)
Amortization of discount and deferred financing costs	4,946	(920)
Deferred income taxes	33,225	(195,039)
Plugging and abandonment	(1,191)	(604)
Other, net	(432)	(1,583)
Changes in current assets and liabilities	27,926	(16,070)
Net cash provided by operating activities (GAAP)	$134,966	$118,276

(1) Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income and expense, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, gains and losses on divestitures, gains or losses on extinguishment of debt, and materials inventory impairments and losses on sale. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Under the terms of the Company’s credit agreement, if the Company fails to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of adjusted EBITDAX to interest, it will be in default, an event that would prevent it from borrowing under its credit facility and would therefore materially limit the Company’s sources of liquidity.  In addition, if the Company was in default under its credit facility and unable to obtain a waiver of that default from its lenders, the lenders under that facility and under the indentures governing the Company’s outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for a default.

(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017
Adjusted Net Loss (Non-GAAP)
(in thousands, except per share data)
	For the Three Months Ended March 31,

	2017	2016
Net income (loss) (GAAP)	$74,434	$(347,210)
Net derivative gain	(114,774)	(14,228)
Derivative settlement gain	7	147,028
Net (gain) loss on divestiture activity	(37,463)	69,021
Impairment of proved properties	—	269,785
Abandonment and impairment of unproved properties	—	2,311
(Gain) loss on extinguishment of debt	35	(15,722)
Other, net(2)	4,986	(508)
Tax effect of adjustments(1)	53,142	(167,056)
Adjusted net loss (Non-GAAP)(3)	$(19,633)	$(56,579)

Diluted net income (loss) per common share (GAAP)	$0.67	$(5.10)
Net derivative gain	(1.03)	(0.21)
Derivative settlement gain	—	2.16
Net (gain) loss on divestiture activity	(0.34)	1.01
Impairment of proved properties	—	3.96
Abandonment and impairment of unproved properties	—	0.03
(Gain) loss on extinguishment of debt	—	(0.23)
Other, net(2)	0.04	(0.01)
Tax effect of adjustments(1)	0.48	(2.44)
Adjusted net loss per diluted common share (Non-GAAP)(4)	$(0.18)	$(0.83)

Basic weighted-average common shares outstanding (GAAP)	111,258	68,077
Diluted weighted-average common shares outstanding (GAAP)	111,329	68,077

(1) The tax effect of adjustments is calculated using a tax rate of 36.1% and 36.5% for the three-month periods ended March 31, 2017 and March 31, 2016, respectively. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(2) For the three-month periods ended March 31, 2017 and March 31, 2016 the adjustment is related to materials inventory loss and the change in the Net Profits Plan liability. Additionally, for the three-month period ended March 31, 2016, adjustments relating to claims on royalties on certain Federal and Indian leases are included. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(3) Adjusted net loss excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, materials inventory loss, and gains or losses on extinguishment of debt. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports adjusted net loss, basic weighted-average common shares outstanding are used in the calculation of adjusted net loss per diluted common share.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2017

Total Capital Spend Reconciliation
(in millions)

Reconciliation of costs incurred in oil & gas activities (GAAP)	For the Three Months Ended March 31,
to total capital spend (Non-GAAP)(1)
2017
Costs incurred in oil and gas activities (GAAP):	$281.5
Less:
Asset retirement obligation	(0.9)
Capitalized interest	(2.2)
Proved property acquisitions(2)	(2.2)
Unproved property acquisitions(3)	(83.6)
Other	0.3
Total capital spend (Non-GAAP):	$192.9

(1) The non-GAAP measure of total capital spend is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that total capital spend is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Total capital spend should not be considered in isolation or as a substitute for Costs Incurred or other capital spending measures prepared under GAAP. The total capital spend amounts presented may not be comparable to similarly titled measures of other companies.

(2) Includes approximately $800,000 of ARO associated with proved property acquisitions for the three-month period ended March 31, 2017.
(3) Includes approximately $24.5 million related to the fair value attributed to the properties surrendered in the non-monetary acreage trade that completed during the three-month period ended March 31, 2017.